Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152511, 333-61771, 333-79531, 333-65948 and 333-65950 of North Valley Bancorp on Form S-8 of our report, dated March 30, 2010, relating to our audit of the consolidated financial statements, appearing in this Annual Report on Form 10-K of North Valley Bancorp for the year ended December 31, 2009.

/s/ Perry-Smith LLP

Sacramento, California
March 30, 2010